UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2013

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 6, 2013, TVA entered into an asset purchase agreement involving the Southaven Combined Cycle Facility (the “Facility”) and related real property located in Southaven, Mississippi (the “Asset Purchase Agreement”), and on August 9, 2013 (the “Closing Date”), TVA entered into a lease-purchase arrangement involving the Facility and related real property (the “Lease Arrangement” and, together with the Asset Purchase Agreement, the “Transaction”). The Facility has a summer net generation capacity of approximately 774 megawatts.

The Facility and related real property were acquired by TVA (including as agent for the United States of America with respect to the real property) in 2008 pursuant to an agreement under which Seven States Power Corporation had an option to purchase a 90 percent undivided interest in the Facility, including the related real property, which option Seven States Power Corporation subsequently exercised through its subsidiary, Seven States Southaven, LLC (“Seven States”). Seven States Power Corporation was formed by distributors of TVA but is not affiliated with TVA. TVA retained a ten percent undivided interest in the Facility and, as agent for the United States of America, the related real property, and this interest will not be involved in the Transaction. Seven States financed the purchase of its undivided interest in the Facility and related real property through loans made pursuant to a credit agreement. Seven States, in turn, leased its undivided interest in the Facility and the related real property back to TVA, which continued to operate the Facility.

In connection with this Transaction, TVA entered into the Asset Purchase Agreement on August 6, 2013, with Seven States, and two agreements with Southaven Combined Cycle Generation LLC, a single-purpose Delaware limited liability company (“SCCG”): a head lease agreement, dated as of August 9, 2013 (the “Head Lease”), and a facility lease-purchase agreement, dated as of August 9, 2013 (the “Facility Lease”). Each of these agreements is described in more detail below.

•
Asset Purchase Agreement. Under the Asset Purchase Agreement, TVA reacquired all of Seven States' 90 percent undivided interest in the Facility, and, as agent for the United States of America, the related real property, subject to TVA's obligation to enter into the Lease Arrangement. In exchange, TVA paid in full all outstanding amounts owed by Seven States under the credit agreement financing Seven States' purchase of its 90 percent undivided interest. The United States of America, with TVA as its agent, also is a party to this agreement for the purpose of acquiring Seven States' interest in the real property relating to the Facility.

•
Head Lease. Under the Head Lease, TVA will lease the 90 percent undivided interest in the Facility to SCCG for a term of approximately 31 years. In exchange, SCCG made a one-time rental payment of $400 million to TVA on the Closing Date. The Head Lease, however, will terminate sooner (upon the expiration of the Facility Lease) so long as all payments under the Facility Lease have been made and there is no significant event of default under the Facility Lease for which SCCG has exercised remedies to dispossess TVA of the Facility.

•
Facility Lease. Under the Facility Lease, SCCG will lease the 90 percent undivided interest in the Facility back to TVA for a term of approximately twenty years. TVA will make rental payments to SCCG on each August 15 and February 15, commencing on February 15, 2014, and ending on August 15, 2033. The amount of rent payable on each rent payment date is listed in a schedule attached to this report as Exhibit 99.1, which schedule is incorporated herein by reference. These rent payments may be accelerated (1) immediately upon (a) the occurrence of a bankruptcy event (to the extent TVA becomes subject to bankruptcy law in the future), insolvency event, or similar event with respect to TVA or (b) repudiation by TVA of the Head Lease, the Facility Lease, or the related ground lease agreement or (2) on a date no earlier than 180 days after the occurrence of certain payment defaults by TVA. Throughout the term of the Facility Lease, TVA will operate and maintain the Facility and is entitled to possession and output of the Facility.

SCCG is owned by an equity investor who contributed cash equity to SCCG in the amount of $40,000,000 on the Closing Date. In addition, SCCG financed a portion of its Head Lease payment to TVA with secured notes issued by SCCG on the Closing Date in an aggregate principal amount of $360,000,000. TVA used the Head Lease payment, together with additional amounts transferred to TVA by Seven States pursuant to the Asset Purchase Agreement, to pay all outstanding amounts owed by Seven States under its credit agreement, for the benefit of TVA's power program, and to pay expenses incurred in connection with the Transaction.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Transaction, TVA also terminated the following contracts, effective August 9, 2013:

•
Joint Ownership Agreement dated as of April 30, 2008, as amended September 2, 2008, September 30, 2008, April 17, 2009, April 22, 2010, and April 18, 2013, between Seven States Power Corporation and TVA;

•	Lease Agreement dated as of September 30, 2008, as amended April 17, 2009, April 22, 2010, and April 18, 2013, between TVA and Seven States Southaven, LLC; and

•
Amended and Restated Buy-Back Arrangements dated as of April 22, 2010, among TVA, JPMorgan Chase Bank, National Association, as administrative agent and a lender, and the other lenders referred to therein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion in Item 1.01, which discussion is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Schedule of Amount of Rent Payable on Each Rent Payment Date Under the Facility Lease-Purchase Agreement Dated as of August 9, 2013, Between Southaven Combined Cycle Generation LLC and TVA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: August 12, 2013	/s/ John M. Thomas, III
John M. Thomas, III
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Schedule of Amount of Rent Payable on Each Rent Payment Date Under the Facility Lease-Purchase Agreement Dated as of August 9, 2013, Between Southaven Combined Cycle Generation LLC and TVA